MERRILL LYNCH
FUNDAMENTAL
GROWTH
FUND, INC.

[FUND LOGO]
STRATEGIC
         Performance


Annual Report
August 31, 1997


This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch
Fundamental
Growth Fund, Inc.
Box 9011
Princeton, NJ
08543-9011

#16465 -- 8/97

[RECYCLE LOGO OMITTED]

Printed on post-consumer recycled paper



MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC.

DEAR SHAREHOLDER

Fiscal Year in Review
For the fiscal year ended August 31, 1997, total returns for Merrill Lynch Fundamental Growth Fund, Inc.'s Class A, Class B, Class C and Class D Shares were +39.24%, +37.95%, +37.90% and +38.90%, respectively. The Fund substantially outperformed the Lipper Analytical Services' Growth Funds Average total return of +33.52% and modestly underperformed the unmanaged Standard & Poor's 500 Index total return of +40.53% for the fiscal year. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information, including average annual total returns, can be found on pages 3 -- 5 of this report to shareholders.)

Positive portfolio returns during the first half of the Fund's fiscal year resulted from a relatively meaningful weighting in the pharmaceutical industry, as well as investments in the household products, cosmetics, beverages, and financial services industries. Among the important holdings in these sectors were Pfizer, Inc., Merck & Co., Inc., The Gillette Co., The Coca-Cola Co., Procter & Gamble Co., Travelers Group Inc., American International Group, Inc. and US Bancorp.

During the second half of the fiscal year ended August 31, 1997, our portfolio strategy shifted more toward several cyclical growth industries. We increased the Fund's weightings in the computer equipment, communications equipment, and oil services and exploration equipment industries. At year-end 1996, surveys of capital investment intentions reflected the likelihood of an increase in spending during 1997 on networked computer systems, advanced digital wireless communication infrastructure and energy exploration activities. During the second half of the fiscal year, the Fund's common stock holdings of COMPAQ Computer Corp., Cisco Systems, Inc., Lucent Technologies, Inc., Microsoft Corp., Intel Corp., Schlumberger Ltd., Newbridge Networks Corp. and Northern Telecom Ltd. were significant contributors to the Fund's performance.

The Environment
We continue to expect positive, but moderate, overall real growth for the US economy with modest levels of price inflation. Consumer spending could be boosted by the recently enacted decrease in capital gains tax rates on securities transactions. The recent rise in real wages may be caused by the demand for skilled labor in the communications equipment and computer industries as well as the continued improvement in inflation. Growth in commercial capital spending on communications infrastructure and networked computer systems and software seems to be continuing at a relatively rapid pace, even though the year-to-year rate of growth in overall corporate profits is slowing. The US economy appears to be one of the strongest around the globe, with a relatively strong and stable foreign exchange value supported by meaningful and balanced real economic growth.

Investment Strategy
We continue to focus primarily on large-capitalization growth companies where we think the valuations are reasonable relative to expectations of above-average rates of growth in earnings. We concentrated portfolio holdings on high-quality organizations where we believe the managements have the experience and resources to grow successfully in the emerging markets of Latin America, Asia and Eastern Europe, as well as in the developed markets of the world.

The Fund's significant weightings in corporations in the communications equipment, computer software, oil services and computer industries contributed strongly to the positive investment returns in the quarter ended August 31, 1997. The most significant change in strategy during the quarter was a reduction in the Fund's pharmaceutical industry weighting, because of our concerns about potential meaningful declines in valuation ratios for Pfizer, Inc. and the other pharmaceutical companies in the Fund.

Portfolio Review
We added three companies and eliminated one from the portfolio during the August 31, 1997 quarter. We added BankAmerica Corporation, CVS Corporation and American Express Company. BankAmerica Corp. was added because of the attractive valuation relative to expectations of above-average growth rates in earnings from internal restructuring of operations. CVS Corporation, one of the major pharmaceutical retailers, was added because of its attractive valuation relative to expectations of above-average rates of return over the next five years. We invested in American Express Company because of the attractive valuation relative to expectations of above-average growth rates in earnings from asset management as well as travel-related business services. Hasbro, Inc. was eliminated at a capital gain given the relatively high valuation of the common stock. There were 60 companies in the portfolio at August 31, 1997.

In Conclusion
We continue to have a positive outlook for investment returns in the US equity market during the remainder of 1997. We thank you for your investment in Merrill Lynch Fundamental Growth Fund, Inc., and we look forward to reviewing our outlook and strategy in our upcoming quarterly shareholder report.

Sincerely,

/S/ARTHUR ZEIKEL
Arthur Zeikel
President

/S/LAWRENCE R. FULLER
Lawrence R. Fuller
Vice President and Portfolio Manager

October 3, 1997



Merrill Lynch Fundamental Growth Fund, Inc.           August 31, 1997

PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

[bullet] Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors, as detailed in the Fund's prospectus. If you were a Class A shareholder prior to October 21, 1994, your Class A Shares were redesignated to Class D Shares on October 21, 1994. However, in the case of certain eligible investors, the shares were simultaneously exchanged for Class A Shares.

[bullet] Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after 8 years. (There is no initial sales charge for automatic share conversions.) If you were a Class B shareholder prior to October 21, 1994, your Class B Shares were redesignated to Class C Shares on October 21, 1994.

[bullet] Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

[bullet] Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Average Annual Total Return" tables as well as the total returns and cumulative total returns in the "Performance Summary" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.


Recent Performance Results

                                                                                                    12 Month     3 Month
                                                                8/31/97     5/31/97     8/31/96     % Change     % Change

ML Fundamental Growth Fund, Inc. Class A Shares*                $17.37      $15.87      $13.60      +33.52%(1)    +9.45%
ML Fundamental Growth Fund, Inc. Class B Shares*                 16.69       15.28       13.14      +32.98(1)     +9.23
ML Fundamental Growth Fund, Inc. Class C Shares*                 16.72       15.31       13.14      +33.20(1)     +9.21
ML Fundamental Growth Fund, Inc. Class D Shares*                 17.27       15.78       13.54      +33.36(1)     +9.44
Standard & Poor's 500 Index**                                                                       +37.96        +6.03
ML Fundamental Growth Fund, Inc. Class A Shares -- Total Return*                                    +39.24(2)     +9.45
ML Fundamental Growth Fund, Inc. Class B Shares -- Total Return*                                    +37.95(3)     +9.23
ML Fundamental Growth Fund, Inc. Class C Shares -- Total Return*                                    +37.90(4)     +9.21
ML Fundamental Growth Fund, Inc. Class D Shares -- Total Return*                                    +38.90(5)     +9.44
Standard & Poor's 500 Index -- Total Return**                                                       +40.53        +6.46

  *  Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included.
 **  An unmanaged broad-based Index comprised of common stocks. Total investment returns for unmanaged indexes are based on estimates.
(1)  Percent change includes reinvestment of $0.628 per share capital gains distributions.
(2)  Percent change includes reinvestment of $0.620 per share ordinary income dividends and $0.628 per share capital gains distributions.
(3)  Percent change includes reinvestment of $0.523 per share ordinary income dividends and $0.628 per share capital gains distributions.
(4)  Percent change includes reinvestment of $0.495 per share ordinary income dividends and $0.628 per share capital gains distributions.
(5)  Percent change includes reinvestment of $0.598 per share ordinary income dividends and $0.628 per share capital gains distributions.


[GRAPHIC OMITTED: Total Return Based on a $10,000 Investment]

Total Return Based on a $10,000 Investment--Class A Shares and
Class B Shares

Line graph depicting the growth of an investment in the Fund's
Class A Shares and Class B Shares compared to growth of an investment in the S&P 500 Total Return Index. Beginning and ending values are:

                                                     10/21/94**   8/97

ML Fundamental Growth Fund, Inc.+ -- Class A Shares*   $9,475   $18,929

ML Fundamental Growth Fund, Inc.+ -- Class B Shares*  $10,000   $19,214

S&P 500 Total Return Index ++                         $10,000   $20,636


Total Return Based on a $10,000 Investment--Class C Shares and
Class D Shares

Line graph depicting the growth of an investment in the Fund's
Class C Shares and Class D Shares compared to growth of an investment in the S&P 500 Total Return Index. Beginning and ending values are:

                                                     12/24/92**   8/97

ML Fundamental Growth Fund, Inc.+ -- Class C Shares*  $10,000   $19,116

ML Fundamental Growth Fund, Inc.+ -- Class D Shares*   $9,475   $18,782

S&P 500 Total Return Index ++                         $10,000   $22,958

 * Assuming maximum sales charge, transaction costs and other operating expenses including advisory fees.
** Commencement of Operations.
 + ML Fundamental Growth Fund, Inc. invests primarily in equity securities with a particular emphasis on companies that have exhibited above-average growth rates in earnings.
++ This unmanaged broad-based Index is comprised of common stocks.
   Past performance is not predictive of future performance.

Average Annual Total Return

                    % Return Without  % Return With
                      Sales Charge     Sales Charge**
Class A Shares*

Year Ended 6/30/97       +31.25%          +24.36%
Inception (10/21/94)
through 6/30/97          +27.31           +24.79

 * Maximum sales charge is 5.25%.
** Assuming maximum sales charge.


                        % Return         % Return
                      Without CDSC       With CDSC**
Class B Shares*

Year Ended 6/30/97       +29.84%          +25.84%
Inception (10/21/94)
through 6/30/97          +26.03           +25.53

 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
** Assuming payment of applicable contingent deferred sales charge.

                         % Return        % Return
                       Without CDSC      With CDSC**
Class C Shares*

Year Ended 6/30/97       +29.80%          +28.80%
Inception (12/24/92)
through 6/30/97          +14.39           +14.39

 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
** Assuming payment of applicable contingent deferred sales charge.


                    % Return Without    % Return With
                      Sales Charge      Sales Charge**
Class D Shares*

Year Ended 6/30/97       +30.87%          +24.00%
Inception (12/24/92)
through 6/30/97          +15.29           +13.92

 * Maximum sales charge is 5.25%.
** Assuming maximum sales charge.



Performance Summary -- Class A Shares

                           Net Asset Value      Capital Gains
Period Covered          Beginning     Ending     Distributed     Dividends Paid*     % Change**
10/21/94 -- 12/31/94      $9.99        $9.62       $0.255            $0.051          - 0.54%
1995                       9.62        12.61         --               0.259          +33.75
1996                      12.61        13.77        0.628             0.620          +19.05
1/1/97 -- 8/31/97         13.77        17.37         --                --            +26.14
                                             Total $0.883      Total $0.930
                                              Cumulative total return as of 8/31/97: +99.77%**

Performance Summary -- Class B Shares

                           Net Asset Value      Capital Gains
Period Covered          Beginning     Ending     Distributed     Dividends Paid*     % Change***

10/21/94 -- 12/31/94      $9.85        $9.46       $0.255            $0.051          - 0.76%
1995                       9.46        12.28         --               0.259          +32.53
1996                      12.28        13.31        0.628             0.523          +17.71
1/1/97 -- 8/31/97         13.31        16.69         --                --            +25.39
                                             Total $0.883      Total $0.833
                                              Cumulative total return as of 8/31/97: +94.14%***


Performance Summary -- Class C Shares

                           Net Asset Value      Capital Gains
Period Covered          Beginning     Ending     Distributed     Dividends Paid*     % Change***

12/24/92 -- 12/31/92     $10.00        $9.92         --                --            - 0.80%
1993                       9.92        10.43         --                --            + 5.14
1994                      10.43         9.46       $0.255            $0.051          - 6.28
1995                       9.46        12.28         --               0.259          +32.53
1996                      12.28        13.34        0.628             0.495          +17.73
1/1/97 -- 8/31/97         13.34        16.72         --                --            +25.34
                                             Total $0.883      Total $0.805
                                              Cumulative total return as of 8/31/97: +91.16%***


Performance Summary -- Class D Shares

                           Net Asset Value      Capital Gains
Period Covered          Beginning     Ending     Distributed     Dividends Paid*     % Change***

12/24/92 -- 12/31/92     $10.00        $9.92         --                --            - 0.80%
1993                       9.92        10.51         --                --            + 5.95
1994                      10.51         9.61       $0.255            $0.051          - 5.56
1995                       9.61        12.58         --               0.259          +33.58
1996                      12.58        13.71        0.628             0.598          +18.69
1/1/97 -- 8/31/97         13.71        17.27         --                --            +25.97
                                             Total $0.883      Total $0.908
                                              Cumulative total return as of 8/31/97: +98.23%**

  * Figures may include short-term capital gains distributions.
 ** Figures do not include sales charge; results would be lower if sales charge was included.
*** Figures do not reflect deduction of sales charge; results would be lower if sales charge was deducted.




Merrill Lynch Fundamental Growth Fund, Inc.                                                                     August 31, 1997

SCHEDULE OF INVESTMENTS

                                                                                                           Value     Percent of
Industries           Shares Held                      Stocks                                 Cost        (Note 1a)   Net Assets
Advertising               75,000      Interpublic Group of Companies, Inc.                $2,084,537      $3,656,250     0.9%

Banking & Financial      120,000      Banc One Corp.                                       5,616,201       6,435,000     1.6
                         160,000      BankAmerica Corp.                                   11,569,931      10,530,000     2.6
                          60,000      Citicorp                                             7,586,413       7,657,500     1.9
                         100,000      State Street Boston Corp.                            4,071,881       4,987,500     1.2
                                                                                          ----------      ----------    -----
                                                                                          28,844,426      29,610,000     7.3

Beverages                 70,000      The Coca-Cola Co.                                    3,760,705       4,011,875     1.0

Communications            50,000    + Cisco Systems, Inc.                                  3,335,625       3,765,625     0.9
Equipment                200,000    + FORE Systems, Inc.                                   4,973,550       4,075,000     1.0
                          50,000      Lucent Technologies, Inc.                            3,344,460       3,893,750     1.0
                         175,000    + Newbridge Networks Corp.                             6,882,028       7,962,500     2.0
                         120,000      Northern Telecom Ltd.                                9,996,477      11,895,000     2.9
                         150,000      Telefonaktiebolaget LM Ericsson (ADR)(a)             5,634,178       6,243,750     1.5
                                                                                          ----------      ----------    -----
                                                                                          34,166,318      37,835,625     9.3

Computers                275,000     + COMPAQ Computer Corp.                               9,796,553      18,012,500     4.4
                          40,000       Hewlett-Packard Co.                                 2,192,800       2,452,500     0.6
                                                                                          ----------      ----------    -----
                                                                                          11,989,353      20,465,000     5.0

Cosmetics                 45,000       The Gillette Co.                                    2,463,996       3,726,563     0.9
                          20,000       International Flavors & Fragrances Inc.               973,375       1,022,500     0.3
                                                                                          ----------      ----------    -----
                                                                                           3,437,371       4,749,063     1.2

Electrical Equipment      30,000       Emerson Electric Co.                                1,226,140       1,640,625     0.4
                         190,000       General Electric Co.                                8,425,463      11,875,000     2.9
                          40,000       Honeywell, Inc.                                     2,993,474       2,765,000     0.7
                                                                                          ----------      ----------    -----
                                                                                          12,645,077      16,280,625     4.0

Electronics              155,000       Intel Corp.                                        11,063,643      14,250,313     3.5

Energy                   150,000       El Paso Natural Gas Co.                             6,910,825       8,437,500     2.1
                         200,000       Enron Corp.                                         8,433,697       7,712,500     1.9
                                                                                          ----------      ----------    -----
                                                                                          15,344,522      16,150,000     4.0

Entertainment            130,000     + Viacom, Inc. (Class A)                              6,082,341       3,835,000     0.9
                          45,000       The Walt Disney Co.                                 2,948,388       3,456,563     0.9
                                                                                          ----------      ----------    -----
                                                                                           9,030,729       7,291,563     1.8

Financial Services       100,000       American Express Company                            8,020,647       7,775,000     1.9
                         270,000       Federal National Mortgage Association              11,473,014      11,880,000     2.9
                         200,000       Travelers Group Inc.                               11,156,398      12,700,000     3.1
                                                                                          ----------      ----------    -----
                                                                                          30,650,059      32,355,000     7.9

Food                      30,000       ConAgra Inc.                                        1,334,300       1,929,375     0.5
                          30,000       Wrigley (Wm.) Jr. Co. (Class B)                     1,890,550       2,175,000     0.5
                                                                                          ----------      ----------    -----
                                                                                           3,224,850       4,104,375     1.0

Food Merchandising       110,000       Albertson's, Inc.                                   4,309,983       3,781,250     0.9
                         100,000     + Meyer (Fred), Inc.                                  3,679,211       5,200,000     1.3
                                                                                          ----------      ----------    -----
                                                                                           7,989,194       8,981,250     2.2

Hotel                     20,000       Marriott International, Inc.                          994,115       1,331,250     0.3

Household Products       120,000       Colgate-Palmolive Co.                               8,092,210       7,530,000     1.9
                          20,000       Kimberly-Clark Corporation                          1,078,644         948,750     0.2
                          50,000       Procter & Gamble Co.                                5,346,649       6,653,125     1.6
                                                                                          ----------      ----------    -----
                                                                                          14,517,503      15,131,875     3.7

Information              110,000       First Data Corp.                                    4,518,508       4,516,875     1.1
Processing

Insurance                 10,000       Aetna Inc.                                            822,491         954,375     0.2
                          37,500       American International Group, Inc.                  2,575,130       3,539,063     0.9
                                                                                          ----------      ----------    -----
                                                                                           3,397,621       4,493,438     1.1

Leisure                  115,000       Polygram N.V. (NY Registered Shares)                5,983,544       6,059,062     1.5

Medical -- Technology    120,000     + Boston Scientific Corp.                             6,801,221       8,460,000     2.1
                          70,000       Johnson & Johnson                                   2,915,118       3,968,125     1.0
                                                                                          ----------      ----------    -----
                                                                                           9,716,339      12,428,125     3.1

Oil Services             170,000       Baker Hughes, Inc.                                  6,610,954       7,203,750     1.8
                         230,000       Diamond Offshore Drilling, Inc.                     8,346,270      12,563,750     3.1
                         165,000       Schlumberger Ltd.                                   9,351,028      12,570,937     3.1
                                                                                          ----------      ----------    -----
                                                                                          24,308,252      32,338,437     8.0

Pharmaceuticals          165,000       Amgen, Inc.                                         7,109,486       8,167,500     2.0
                          55,000       Bristol-Myers Squibb Co.                            4,234,097       4,180,000     1.0
                          60,000       Merck & Co., Inc.                                   4,447,361       5,508,750     1.4
                          75,000       Pfizer, Inc.                                        3,180,350       4,153,125     1.0
                                                                                          ----------      ----------    -----
                                                                                          18,971,294      22,009,375     5.4

Photography               15,000       Eastman Kodak Co.                                     953,578         980,625     0.2

Pollution Control         20,000       Waste Management Inc.                                 591,174         640,000     0.2

Restaurant                25,000       McDonald's Corp.                                    1,141,245       1,182,812     0.3

Retail Specialty         100,000       CVS Corporation                                     5,445,625       5,637,500     1.4
                         155,000     + Staples Inc.                                        3,910,927       3,623,125     0.9
                         200,000       Walgreen Co.                                        4,591,588       5,387,500     1.3
                                                                                          ----------      ----------    -----
                                                                                          13,948,140      14,648,125     3.6

Retail Stores            330,000       Wal-Mart Stores, Inc.                              10,768,309      11,715,000     2.9

Software -- Computer     130,000     + Baan Company, N.V. (US Registered Shares)           6,990,450       7,816,250     1.9
                          60,000     + Microsoft Corp.                                     5,980,753       7,931,250     1.9
                         200,000     + Oracle Corp.                                        6,622,281       7,612,500     1.9
                         130,000       SAP AG (Systeme, Anwendungen, Produkte
                                       in der Datenverarbeitung) (ADR)(a)                  7,936,625      10,010,000     2.5
                                                                                          ----------      ----------    -----
                                                                                          27,530,109      33,370,000     8.2

Travel & Lodging          25,000       Carnival Corporation (Class A)                        588,075       1,095,312     0.3

                                       Total Stocks                                      312,158,590     361,681,250    89.0


                                                                                                           Value     Percent of
                     Face Amount               Short-Term Securities                         Cost        (Note 1a)   Net Assets

Commercial           $13,000,000       Falcon Asset Securitization Corp., 5.51% due
Paper*                                 9/22/1997                                         $12,954,236     $12,954,236     3.2%
                      15,968,000       General Motors Acceptance Corp., 5.69% due
                                       9/02/1997                                          15,960,429      15,960,429     3.9
                      12,000,000       Lexington Parker Capital Company LLC,
                                       5.52% due 9/17/1997                                11,966,880      11,966,880     2.9
                                                                                          ----------      ----------    -----
                                                                                          40,881,545      40,881,545    10.0

US Government          7,000,000       Federal National Mortgage Association,
Agency Obligations*                    5.44% due 9/26/1997                                 6,971,440       6,971,440     1.7

                                       Total Short-Term Securities                        47,852,985      47,852,985    11.7

Total Investments                                                                       $360,011,575     409,534,235   100.7
                                                                                        ============
Liabilities in Excess of Other Assets                                                                     (3,015,946)   (0.7)
                                                                                                         -----------   -----
Net Assets                                                                                              $406,518,289   100.0%
                                                                                                        ============   =====

  * Commercial Paper and certain US Government Agency Obligations are traded on a discount basis; the interest rates shown are the discount rates paid at the time of purchase by the Fund.
  + on-income producing security.
(a) American Depositary Receipts (ADR).

    See Notes to Financial Statements.



PORTFOLIO INFORMATION

Ten Largest Holdings                        Percent of
(Equity Investments)                        Net Assets
COMPAQ Computer Corp.                          4.4%
Intel Corp.                                    3.5
Travelers Group Inc.                           3.1
Schlumberger Ltd.                              3.1
Diamond Offshore Drilling, Inc.                3.1
Northern Telecom Ltd.                          2.9
Federal National Mortgage Association          2.9
General Electric Co.                           2.9
Wal-Mart Stores, Inc.                          2.9
BankAmerica Corp.                              2.6

Ten Largest Industries                      Percent of
(Equity Investments)                        Net Assets
Communications Equipment                       9.3%
Software -- Computer                           8.2
Oil Services                                   8.0
Financial Services                             7.9
Banking & Financial                            7.3
Pharmaceuticals                                5.4
Computers                                      5.0
Electrical Equipment                           4.0
Energy                                         4.0
Household Products                             3.7

Equity Portfolio Changes for the
Quarter Ended August 31, 1997

Additions
American Express Company
BankAmerica Corporation
CVS Corporation

Deletion
Hasbro, Inc.


Merrill Lynch Fundamental Growth Fund, Inc.                                                                   August 31, 1997

FINANCIAL INFORMATION

Statement of Assets and Liabilities as of August 31, 1997

Assets:                   Investments, at value (identified cost -- $360,011,575) (Note 1a)                      $409,534,235
                          Cash                                                                                            781
                          Receivables:
                          Capital shares sold                                                      $2,119,66
                          Dividends                                                                  244,320        2,363,984
                                                                                                ------------
                          Deferred organization expenses (Note 1f)                                                      5,077
                          Prepaid registration fees and other assets (Note 1f)                                         48,848
                                                                                                                 ------------
                          Total assets                                                                            411,952,925
                                                                                                                 ------------

Liabilities:              Payables:
                          Securities purchased                                                     3,033,408
                          Capital shares redeemed                                                  1,707,569
                          Distributor (Note 2)                                                       243,391
                          Investment adviser (Note 2)                                                212,074        5,196,442
                                                                                                ------------
                          Accrued expenses and other liabilities                                                      238,194
                                                                                                                 ------------
                          Total liabilities                                                                         5,434,636
                                                                                                                 ------------

Net Assets:               Net assets                                                                             $406,518,289
                                                                                                                 ============

Net Assets                Class A Shares of capital stock, $0.10 par value, 100,000,000 shares
Consist of:               authorized                                                                                 $357,160
                          Class B Shares of capital stock, $0.10 par value, 100,000,000 shares
                          authorized                                                                                1,298,378
                          Class C Shares of capital stock, $0.10 par value, 100,000,000 shares
                          authorized                                                                                  446,949
                          Class D Shares of capital stock, $0.10 par value, 100,000,000 shares
                          authorized                                                                                  307,419
                          Paid-in capital in excess of par                                                        292,295,818
                          Undistributed realized capital gains on investments -- net                               62,289,905
                          Unrealized appreciation on investments -- net                                            49,522,660
                                                                                                                 ------------
                          Net assets                                                                             $406,518,289
                                                                                                                 ============

Net Asset Value:          Class A -- Based on net assets of $62,048,468 and 3,571,596 shares
                          outstanding                                                                                  $17.37
                                                                                                                 ============
                          Class B -- Based on net assets of $216,636,197 and 12,983,781 shares
                          outstanding                                                                                  $16.69
                                                                                                                 ============
                          Class C -- Based on net assets of $74,732,279 and 4,469,488 shares
                          outstanding                                                                                  $16.72
                                                                                                                 ============
                          Class D -- Based on net assets of $53,101,345 and 3,074,187 shares
                          outstanding                                                                                  $17.27
                                                                                                                 ============
                          See Notes to Financial Statements.



Statement of Operations for the Year Ended August 31, 1997

Investment Income         Dividends (net of $20,477 foreign withholding tax)                                       $,244,970
(Notes 1d & 1e):          Interest and discount earned                                                             1,126,243
                                                                                                                ------------
                          Total income                                                                             4,371,213
                                                                                                                ------------

Expenses:                 Investment advisory fees (Note 2)                                                        1,986,602
                          Account maintenance and distribution fees -- Class B (Note 2)                            1,553,165
                          Account maintenance and distribution fees -- Class C (Note 2)                              626,234
                          Transfer agent fees -- Class B (Note 2)                                                    350,288
                          Transfer agent fees -- Class C (Note 2)                                                    141,910
                          Registration fees (Note 1f)                                                                110,752
                          Transfer agent fees -- Class A (Note 2)                                                     99,578
                          Account maintenance fees -- Class D (Note 2)                                                90,258
                          Printing and shareholder reports                                                            86,494
                          Professional fees                                                                           77,441
                          Transfer agent fees -- Class D (Note 2)                                                     69,244
                          Accounting services (Note 2)                                                                66,072
                          Directors' fees and expenses                                                                40,267
                          Custodian fees                                                                              21,471
                          Amortization of organization expenses (Note 1f)                                             20,308
                          Pricing fees                                                                                   711
                          Other                                                                                       16,745
                                                                                                                ------------
                          Total expenses                                                                           5,357,540
                                                                                                                ------------
                          Investment loss -- net                                                                    (986,327)
                                                                                                                ------------
Realized &                Realized gain from investments -- net                                                   63,286,586
Unrealized Gain on        Change in unrealized appreciation on investments -- net                                 31,560,205
Investments -- Net                                                                                              ------------
(Notes 1b, 1c, 1e, & 3):  Net Increase in Net Assets Resulting from Operations                                   $93,860,464
                                                                                                                ============

                          See Notes to Financial Statements.



Statements of Changes in Net Assets
                                                                                                     For the Year Ended August 31,
Increase (Decrease) in Net Assets:                                                                       1997            1996

Operations:               Investment loss -- net                                                      $(986,327)       $(574,728)
                          Realized gain on investments -- net                                        63,286,586       25,808,365
                          Change in unrealized appreciation on investments -- net                    31,560,205        3,022,827
                                                                                                   ------------     ------------
                          Net increase in net assets resulting from operations                       93,860,464       28,256,464
                                                                                                   ------------     ------------

Distributions to          Realized gain on investments -- net:
Shareholders              Class A                                                                    (4,708,644)        (541,580)
(Note 1g):                Class B                                                                   (11,489,976)      (1,655,483)
                          Class C                                                                    (4,699,934)      (1,010,551)
                          Class D                                                                    (2,535,797)        (323,823)
                                                                                                   ------------     ------------
                          Net decrease in net assets resulting from distributions to shareholders   (23,434,351)      (3,531,437)
                                                                                                   ------------     ------------

Capital Share Trans-      Net increase in net assets derived from capital share transactions         95,459,275       73,421,174
actions (Note 4):                                                                                  ------------     ------------


Net Assets:               Total increase in net assets                                              165,885,388       98,146,201
                          Beginning of year                                                         240,632,901      142,486,700
                                                                                                   ------------     ------------
                          End of year                                                              $406,518,289     $240,632,901
                                                                                                   ============     ============

                          See Notes to Financial Statements.



Financial Highlights

                                                                                                Class A++
                                                                                                            For the
                                                                                                            Period
The following per share data and ratios have been derived                                                   Oct. 21,
from information provided in the financial statements.                              For the Year Ended     1994+ to
                                                                                         August 31,         Aug. 31,
Increase (Decrease) in Net Asset Value:                                              1997         1996        1995
Per Share            Net asset value, beginning of period                           $13.60       $11.66       $9.99
Operating                                                                          -------      -------     -------
Performance:         Investment income -- net                                          .07          .07          --
                     Realized and unrealized gain on investments -- net               4.95         2.13        1.98
                                                                                   -------      -------     -------
                     Total from investment operations                                 5.02         2.20        1.98
                                                                                   -------      -------     -------
                     Less distributions from realized gain on investments -- net     (1.25)        (.26)       (.31)
                                                                                   -------      -------     -------
                     Net asset value, end of period                                 $17.37       $13.60      $11.66
                                                                                   =======      =======     =======
Total Investment     Based on net asset value per share                              39.24%       19.02%      20.55%++++
Return:**                                                                          =======      =======     =======

Ratios to Average    Expenses                                                          .99%        1.12%       1.46%*
Net Assets:                                                                        =======      =======     =======
                     Investment income -- net                                          .47%         .51%        .02%*
                                                                                   =======      =======     =======

Supplemental         Net assets, end of period (in thousands)                      $62,049      $47,048     $21,288
Data:                                                                              =======      =======     =======
                     Portfolio turnover                                              94.38%       82.10%      80.41%
                                                                                   =======      =======     =======
                     Average commission rate paid+++                                $.0628       $.0623          --
                                                                                   =======      =======     =======

                   * Annualized.
                  ** Total investment returns exclude the effects of sales loads.
                   + Commencement of Operations.
                  ++ Based on average shares outstanding during the period.
                 +++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission rate per share for purchases and sales of equity securities.
                ++++ Aggregate total investment return.

                     See Notes to Financial Statements.


                                                                                                Class B++
                                                                                                            For the
                                                                                                            Period
The following per share data and ratios have been derived                                                   Oct. 21,
from information provided in the financial statements.                              For the Year Ended     1994+ to
                                                                                         August 31,         Aug. 31,
Increase (Decrease) in Net Asset Value:                                              1997         1996        1995

Per Share            Net asset value, beginning of period                           $13.14       $11.40       $9.85
Operating                                                                         --------      -------     -------
Performance:         Investment loss -- net                                           (.09)        (.07)       (.09)
                     Realized and unrealized gain on investments -- net               4.79         2.07        1.95
                                                                                  --------      -------     -------
                     Total from investment operations                                 4.70         2.00        1.86
                                                                                  --------      -------     -------
                     Less distributions from realized gain on investments -- net     (1.15)        (.26)       (.31)
                                                                                  --------      -------     -------
                     Net asset value, end of period                                 $16.69       $13.14      $11.40
                                                                                  ========      =======     =======
Total Investment     Based on net asset value per share                              37.95%       17.68%      19.60%++++
Return**                                                                          ========      =======     =======

Ratios to Average    Expenses                                                         2.02%        2.16%       2.48%*
Net Assets:                                                                       ========      =======     =======
                     Investment loss -- net                                           (.59%)       (.54%)      (.95%)*
                                                                                  ========      =======     =======

Supplemental         Net assets, end of period (in thousands)                     $216,636     $116,641     $63,748
Data                                                                              ========      =======     =======
                     Portfolio turnover                                              94.38%       82.10%      80.41%
                                                                                  ========      =======     =======
                     Average commission rate paid+++                                $.0628       $.0623          --
                                                                                  ========      =======     =======

                   * Annualized.
                  ** Total investment returns exclude the effects of sales loads.
                   + Commencement of Operations.
                  ++ Based on average shares outstanding during the period.
                 +++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission rate per share for purchases and sales of equity securities.
                ++++ Aggregate total investment return.

                     See Notes to Financial Statements.


                                                                                                Class C++
                                                                                                            For the
                                                                                                            Period
The following per share data and ratios have been derived                                                   Dec. 24,
from information provided in the financial statements.                                                     1992+ to
                                                                     For the Year Ended August 31,         Aug. 31,
Increase (Decrease) in Net Asset Value:                           1997       1996      1995       1994       1993

Per Share            Net asset value, beginning of period        $13.14     $11.40      $9.96      $9.86     $10.00
Operating                                                       -------    -------    -------    -------    -------
Performance:         Investment loss -- net                        (.09)      (.07)      (.09)      (.05)      (.05)
                     Realized and unrealized gain (loss) on
                     investments -- net                            4.79       2.07       1.84        .15       (.09)
                                                                -------    -------    -------    -------    -------
                     Total from investment operations              4.70       2.00       1.75        .10       (.14)
                                                                -------    -------    -------    -------    -------
                     Less distributions from realized gain
                     on investments -- net                        (1.12)      (.26)      (.31)        --         --
                                                                -------    -------    -------    -------    -------
                     Net asset value, end of period              $16.72     $13.14     $11.40      $9.96      $9.86
                                                                =======    =======    =======    =======    =======

Total Investment     Based on net asset value per share           37.90%     17.68%     18.28%      1.01%     (1.40%)++++
Return:**                                                       =======    =======    =======    =======    =======

Ratios to Average    Expenses                                      2.02%     2.15%       2.44%      2.35%      2.79%*
Net Assets:                                                     =======    =======    =======    =======    =======
                     Investment loss -- net                        (.58%)    (.57%)      (.88%)     (.52%)     (.83%)*
                                                                =======    =======    =======    =======    =======

Supplemental         Net assets, end of period (in thousands)   $74,732   $54,052     $44,220    $47,263    $45,736
Data:                                                           =======   =======     =======    =======    =======

                     Portfolio turnover                           94.38%    82.10%      80.41%    112.68%     64.09%
                                                                =======   =======     =======    =======    =======
                     Average commission rate paid+++             $.0628    $.0623          --         --         --
                                                                =======   =======     =======    =======    =======

                   * Annualized.
                  ** Total investment returns exclude the effects of sales loads.
                   + Commencement of Operations.
                  ++ Based on average shares outstanding during the period.
                 +++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission rate per share for purchases and sales of equity securities.
                ++++ Aggregate total investment return.

                     See Notes to Financial Statements.


                                                                                                Class D++
                                                                                                            For the
                                                                                                            Period
The following per share data and ratios have been derived                                                   Dec. 24,
from information provided in the financial statements.                                                     1992+ to
                                                                     For the Year Ended August 31,         Aug. 31,
Increase (Decrease) in Net Asset Value:                           1997       1996      1995       1994       1993

Per Share            Net asset value, beginning of period       $13.54     $11.64     $10.09      $9.91     $10.00
Operating                                                      -------    -------    -------    -------    -------
Performance:         Investment income (loss) -- net               .03        .03       (.01)       .03         --
                     Realized and unrealized gain (loss) on
                     investments -- net                           4.93       2.13       1.87        .15       (.09)
                                                               -------    -------    -------    -------    -------
                     Total from investment operations             4.96       2.16       1.86        .18       (.09)
                                                               -------    -------    -------    -------    -------
                     Less distributions from realized gain
                     on investments -- net                       (1.23)      (.26)      (.31)        --         --
                                                               -------    -------    -------    -------    -------
                     Net asset value, end of period             $17.27     $13.54     $11.64     $10.09      $9.91
                                                               =======    =======    =======    =======    =======

Total Investment     Based on net asset value per share          38.90%     18.70%     19.15%      1.82%      (.90%)++++
Return:**                                                      =======    =======    =======    =======    =======

Ratios to Average    Expenses                                     1.24%      1.37%      1.65%      1.58%      2.03%*
Net Assets:                                                    =======    =======    =======    =======    =======
                     Investment income (loss) -- net               .17%       .24%      (.10%)      .31%      (.04%)*
                                                               =======    =======    =======    =======    =======
Supplemental         Net assets, end of period (in thousands   $53,101    $22,892    $13,231     $8,623     $6,930
Data:                                                          =======    =======    =======    =======    =======
                     Portfolio turnover                          94.38%     82.10%     80.41%    112.68%     64.09%
                                                               =======    =======    =======    =======    =======
                     Average commission rate paid+++            $.0628     $.0623          --         --        --
                                                               =======    =======    =======    =======    =======

                   * Annualized.
                  ** Total investment returns exclude the effects of sales loads.
                   + Commencement of Operations.
                  ++ Based on average shares outstanding during the period.
                 +++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission rate per share for purchases and sales of equity securities.
                ++++ Aggregate total investment return.

                     See Notes to Financial Statements.



Merrill Lynch Fundamental Growth Fund, Inc.             August 31, 1997

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:
Merrill Lynch Fundamental Growth Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments -- Portfolio securities which are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the over-the-counter market, the last asked price. Options purchased are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the over-the-counter market, the last bid price. Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market value quotations are not available are valued at their fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Derivative financial instruments -- The Fund may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

[bullet] Financial futures contracts -- The Fund may purchase or sell interest rate futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

[bullet] Options -- The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

(c) Foreign currency transactions -- Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes -- It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income -- Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Deferred organization expenses and prepaid registration fees -- Deferred organization expenses are charged to expense on a straight-line basis over a five-year period. Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions -- Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(h) Reclassification -- Generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, current year's permanent book/tax differences of $1,561,106 have been reclassified between undistributed net realized capital gains and accumulated net investment loss. These reclassifications have no effect on net assets or net asset values per share.

2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Asset Management, L.P. ("MLAM"). The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor, Inc. ("MLFD" or "Distributor"), a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of 0.65% of the average daily value of the Fund's net assets.

Pursuant to the distribution plans (the "Distribution Plans") adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                Account
              Maintenance      Distribution
                  Fee             Fee

Class B          0.25%           0.75%
Class C          0.25%           0.75%
Class D          0.25%            --

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Inc. ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended August 31, 1997, MLFD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                 MLFD       MLPF&S

Class A           $671       $7,462
Class D        $19,739     $256,717

For the year ended August 31, 1997, MLPF&S received contingent deferred sales charges of $839,643 and $7,765 relating to transactions in Class B and Class C Shares, respectively.

In addition, MLPF&S received $8,520 in commissions on the execution of portfolio security transactions for the Fund for the year ended August 31, 1997.

Merrill Lynch Financial Data Services, Inc. ("MLFDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of MLAM, MLFDS, PSI, MLFD, and/or ML & Co.

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended August 31, 1997 were $343,712,654 and $270,177,640, respectively.

Net realized and unrealized gains as of August 31, 1997 were as follows:

                                Realized       Unrealized
                                  Gains           Gains

Long-term investments          $63,285,823     $49,522,660
Short-term investments                 763              --
                               -----------     -----------
Total                          $63,286,586     $49,522,660
                               ===========     ===========

As of August 31, 1997, net unrealized appreciation for Federal income tax purposes aggregated $49,522,119, of which $56,467,628 related to appreciated securities and $6,945,509 related to depreciated securities. At August 31, 1997, the aggregate cost of investments for Federal income tax purposes was $360,012,116.

4. Capital Share Transactions:
Net increase in net assets derived from capital share transactions were $95,459,275 and $73,421,174 for the years ended August 31, 1997 and August 31, 1996, respectively.

Transactions in capital shares for each class were as follows:

Class A Shares for the Year                              Dollar
Ended August 31, 1997                    Shares          Amount

Shares sold                             5,300,860     $80,749,430
Shares issued to shareholders
in reinvestment of distributions          318,999       4,411,762
                                       ----------     -----------
Total issued                            5,619,859      85,161,192
Shares redeemed                        (5,508,434)    (81,532,077)
                                       ----------     -----------
Net increase                              111,425      $3,629,115
                                       ==========     ===========

Class A Shares for the Year                              Dollar
Ended August 31, 1996                   Shares           Amount

Shares sold                            2,291,835      $29,954,753
Shares issued to shareholders
in reinvestment of distributions          41,134          522,810
                                      ----------      -----------
Total issued                           2,332,969       30,477,563
Shares redeemed                         (698,358)      (8,998,807)
                                      ----------      -----------
Net increase                           1,634,611      $21,478,756
                                      ==========      ===========

Class B Shares for the Year                             Dollar
Ended August 31, 1997                   Shares          Amount

Shares sold                            8,146,257     $124,318,206
Shares issued to shareholders
in reinvestment of distributions         782,595       10,471,125
                                      ----------      -----------
Total issued                           8,928,852      134,789,331
Automatic conversion
of shares                                (23,111)        (352,449)
Shares redeemed                       (4,796,356)     (69,880,135)
                                      ----------      -----------
Net increase                           4,109,385      $64,556,747
                                      ==========      ===========

Class B Shares for the Year                              Dollar
Ended August 31, 1996                   Shares           Amount

Shares sold                            5,820,916      $73,664,245
Shares issued to shareholders
in reinvestment of distributions         121,775        1,507,570
                                      ----------      -----------
Total issued                           5,942,691       75,171,815
Automatic conversion
of shares                                (14,867)        (185,102)
Shares redeemed                       (2,647,233)     (33,330,378)
                                      ----------      -----------
Net increase                           3,280,591      $41,656,335
                                      ==========      ===========

Class C Shares for the Year                              Dollar
Ended August 31, 1997                   Shares           Amount

Shares sold                            1,343,912      $20,658,965
Shares issued to share-
holders in reinvestment
of distributions                         310,633        4,165,597
                                      ----------      -----------
Total issued                           1,654,545       24,824,562
Shares redeemed                       (1,297,675)     (19,022,602)
                                      ----------      -----------
Net increase                             356,870       $5,801,960
                                      ==========      ===========

Class C Shares for the Year                              Dollar
Ended August 31, 1996                   Shares           Amount

Shares sold                            1,167,623      $14,787,083
Shares issued to share-
holders in reinvestment
of distributions                          71,863          889,667
                                      ----------      -----------
Total issued                           1,239,486       15,676,750
Shares redeemed                       (1,007,151)     (12,689,514)
                                      ----------      -----------
Net increase                             232,335       $2,987,236
                                      ==========      ===========

Class D Shares for the Year                              Dollar
Ended August 31, 1997                   Shares           Amount

Shares sold                            2,051,457      $31,598,761
Automatic conversion of shares            22,419          352,449
Shares issued to shareholders
in reinvestment of distributions         164,753        2,268,645
                                      ----------      -----------
Total issued                           2,238,629       34,219,855
Shares redeemed                         (855,358)     (12,748,402)
                                      ----------      -----------
Net increase                           1,383,271      $21,471,453
                                      ==========      ===========

Class D Shares for the Year                              Dollar
Ended August 31, 1996                    Shares          Amount

Shares sold                              953,782      $12,474,082
Automatic conversion of shares            14,515          185,102
Shares issued to shareholders
in reinvestment of distributions          20,994          266,204
                                      ----------      -----------
Total issued                             989,291       12,925,388
Shares redeemed                         (434,952)      (5,626,541)
                                      ----------      -----------
Net increase                             554,339       $7,298,847
                                      ==========      ===========



REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors,
Merrill Lynch Fundamental Growth Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of Merrill Lynch Fundamental Growth Fund, Inc., including the schedule of investments, as of August 31, 1997, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and financial highlights for each of the years indicated therein. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of August 31, 1997 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Merrill Lynch Fundamental Growth Fund, Inc. at August 31, 1997, and the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the indicated periods in conformity with generally accepted accounting principles.


/S/ ERNST & YOUNG LLP
Princeton, New Jersey
October 3, 1997


IMPORTANT TAX INFORMATION (unaudited)

The following information summarizes all per share distributions paid by Merrill Lynch Fundamental Growth Fund, Inc.
during its taxable year ended August 31, 1997:

Record                 Payable       Qualifying        Non-Qualifying            Total             Long-Term
Date                    Date      Ordinary Income      Ordinary Income      Ordinary Income      Capital Gains
Class A Shares
12/10/96              12/18/96      $.114052              $.505536            $.619588             $.627966

Class B Shares
12/10/96              12/18/96      $.096321              $.426943            $.523264             $.627966

Class C Shares
12/10/96              12/18/96      $.091081              $.403716            $.494797             $.627966

Class D Shares
12/10/96              12/18/96      $.110102              $.488024            $.598126             $.627966

The qualifying ordinary income qualifies for the dividends received deductions for corporations.
Please retain this information for your records.



OFFICERS AND DIRECTORS

Arthur Zeikel, President and Director
Joe Grills, Director
Walter Mintz, Director
Robert S. Salomon Jr., Director
Melvin R. Seiden, Director
Steven B. Swensrud, Director
Terry K. Glenn, Executive Vice President
Norman R. Harvey, Senior Vice President
Donald C. Burke, Vice President
Lawrence R. Fuller, Vice President and
     Portfolio Manager
Gerald M. Richard, Treasurer
Barbara G. Fraser, Secretary

Custodian
The Chase Manhattan Bank
Global Securities Services
Chase MetroTech Center, 18th Floor
Brooklyn, NY 11245

Transfer Agent
Merrill Lynch Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863